Exhibit 99.2

Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606

Equity Commonwealth Announces David Helfand as Chair of the Board of Trustees

CHICAGO – May 19, 2023 – Equity Commonwealth (NYSE: EQC) announced today that its Board of Trustees (the “Board”) has named David Helfand to serve as the Chair of the Board, effective immediately. Mr. Helfand has served as the company’s President and Chief Executive Officer since 2014 and will continue in those roles. The Board also reduced its size from 8 to 7 trustees.

About Equity Commonwealth
Equity Commonwealth (NYSE: EQC) is a Chicago based, internally managed and self-advised real estate investment trust (REIT) with commercial office properties in the United States. EQC’s portfolio is comprised of 4 properties totaling 1.5 million square feet.

Regulation FD Disclosures
We use any of the following to comply with our disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. We routinely post important information on our website at www.eqcre.com, including information that may be deemed to be material. We encourage investors and others interested in the company to monitor these distribution channels for material disclosures.

Investor Contact
Bill Griffiths
(312) 646-2801